                                                                      Exhibit 99

                                    [WM LOGO]
                              FOR IMMEDIATE RELEASE
                              WASTE MANAGEMENT, INC.

                                 (AS CORRECTED)         FOR FURTHER INFORMATION:
                                                          WASTE MANAGEMENT, INC.
                                                                       ANALYSTS:
                                                                     CHERIE RICE
                                                                    713.512.6548
                                                                          MEDIA:
                                                                  SARAH PETERSON
                                                                    713.512.6378


                                                                       WMI#01-15


   WASTE MANAGEMENT, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2000 RESULTS

                    COMPANY ACCOMPLISHES MAJOR GOALS FOR 2000


HOUSTON, MARCH 8, 2001 - Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and year ended December 31, 2000. Revenues for the quarter were $2.88 billion as compared to $3.34 billion in the year ago period. Net income reported for the quarter was $39 million, or $0.06 per diluted share, compared with a reported loss of $115 million, or $0.19 loss per diluted share, for the fourth quarter 1999. On a pro forma basis, after adjusting for unusual costs and certain other items discussed below, fourth quarter 2000 net income was $181 million, or $0.29 per diluted share.

Asset impairments and unusual items of $77 million adjusted for in the pro forma analysis were comprised of: $39 million in net losses on sales of assets and impairments on held-for-sale assets; $28 million in pension termination costs, and net $10 million of other items, principally related to litigation. Other items adjusted for in the pro forma analysis include: $24 million of operating expense, primarily for truck painting / signage costs and loss on a construction contract; $49 million of SG&A costs, stemming largely from business consulting fees, systems development, divestiture related efforts, and legal costs, and $1 million of unusual interest expense. Additionally, for the pro forma analysis an effective tax rate of 40.1% is utilized, and $6 million of suspended depreciation related to assets-held-for-sale is charged to expense.

For the full year 2000, revenues of $12.49 billion were reported, as compared to $13.13 billion in 1999. Full year net loss for 2000 was $97 million, or $0.16 loss per diluted share, compared with a net loss of $398 million, or $0.65 loss per diluted share in 1999.

On a pro forma basis, after adjusting for unusual costs and certain other items, full year 2000 net income was $750 million, or $1.20 per diluted share. Pro forma free cash flow exceeded forecasts at $1.1 billion for the full year.

"When I step back and review the progress made during 2000, I can tell you that we accomplished what we had set out to do during the year," said A. Maurice Myers, Chairman, President, and Chief Executive Officer of Waste Management. "This is a cash flow focused company and cash flow for the year was very strong. The divestiture program is basically complete. Total debt was reduced by $3.3 billion, and our balance sheet is in much better shape than it was a year ago. Our information systems and accounting processes were stabilized. We moved forward decisively on the financial systems conversion project, and the pilot program initiated in December was successful. Internal reporting systems were developed and implemented, resulting in timely statistics and information available to assist us in managing our operations. All in all we have strengthened the organization substantially.

"Now, in 2001, we must focus on the execution of a number of important initiatives which are key to improving the performance and profitability of the Company. I feel confident that we are well positioned for the challenges ahead, but success will require focus, culture change, and a lot of good old-fashioned hard work. While the results in these turn-around situations are rarely a straight line of improvement, I expect that a year from now the continued recovery of Waste Management will be evident in our performance."

On the quarterly results Myers added: "The weather presented a persistent, severe challenge to our operations in the fourth quarter, costing us an estimated two cents in earnings per share. November and December together were the coldest on record for our nation as a whole, and, combined with the substantial, early snowfalls in the Midwest and bad conditions in other parts of the country, resulted in both lower volumes and increased costs for the Company. Even across the South, where weather is not usually a factor, we had business interruptions.

"I also should note," continued Myers, "a couple of items that were favorable to our earnings in the quarter. First of all, we have had continued success at collecting receivables from our customers. Not only did this reduce our days sales outstanding to 50 days at year-end, but also it reduced our bad debt expense in the quarter by about $16 million as compared to what we would estimate as a normal run-rate. Additionally, the Company benefited from the California energy crisis through our independent power business. The favorable pre-tax impact in the quarter related to the higher energy prices was $19.7 million. While these are normal course-of-business items, we cannot expect them to be repeated in future quarters."


KEY HIGHLIGHTS FOR THE QUARTER AND THE YEAR

The Company also reported the following important highlights:

     o Operating cash flow of $462 million for the quarter and $2.1 billion for the year.
     o Adjusted free cash flow of $156 million for the quarter and $1.1 billion for the full-year.
     o A total debt reduction during the year of $3.3 billion, from $11.8 billion to $8.5 billion.
     o North American solid waste internal growth in the quarter of 1.8%, with $34.3 million or 1.3% from price and $13.0 million or 0.5% from volume. Price impacts included $22.0 million from the fuel surcharge, and a negative $12.8 million resulting from lower recycling commodity values.


OUTLOOK

Regarding outlook and estimates for 2001, the Company offered the following:

Financial Estimates
     o Pro forma EPS expectations for the full year consistent with the current range published by First Call of $1.35 - $1.42 per diluted share.
     o Consultant fees, systems implementation costs, and other expenses deemed unusual in nature by the Company for pro forma purposes estimated at $136 million for the year.
     o Internal revenue growth for North American Solid Waste business of approximately 3.0% for the year.
     o  Pro forma EBITDA in the range of $3.4 to $3.5 billion.
     o  Capital expenditures approximately $1.4 billion.
     o  Pro forma free cash flow projected at approximately $1.0 billion.
     o  Acquisition capital approximately $350 million.
     o  Debt to total capital ratio at or below 60% by December 31, 2001

"Meeting these goals is dependent upon solid execution of four major initiatives for 2001: conversion from our existing financial information systems to the PeopleSoft systems; implementation of our Procurement Strategy; roll-out of the Local Market Strategy initiative in 31 of the largest service areas that we operate in, and roll-out of our Service Machine initiative, which is expected to create value through an increased focus on our customers and how we provide service," stated Myers. "These initiatives are expected to increase revenues, improve operating efficiencies and reduce the underlying cost structure. Therefore, as we progress through the year and move forward with the initiatives, we expect to see improved financial performance. As a result, our internal financial projections for these improvements are weighted towards the second half for 2001."

The Company stated that specific goals associated with the execution of these initiatives have been developed. The goals are outlined below, and will be reported against with each quarterly earnings report for 2001:

     o  Cumulative completed financial systems conversions:
                           1st Quarter         11
                           2nd Quarter        211
                           3rd Quarter        648
                           4th Quarter       1515  (100% complete)
     o  2001 expense savings from the procurement initiative of $38 million.
     o Combined cost savings of $75 million from implementation of the Market Strategy and Service Machine initiatives.

        The Company has scheduled an investor and analyst conference call to discuss the results of today's earnings announcement. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select "Live
Webcast: Fourth Quarter Earnings Report." You may also listen to the conference call by telephone by contacting the conference call operator at 913-981-5571, 15-20 minutes prior to the scheduled start time, and asking for the "Waste Management Conference Call." For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately Noon March 8th through Noon on March 16th. To hear a replay of the call over the Internet access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial 719-457-0820 and enter reservation code 618333.

        Waste Management, Inc. is its industry's leading provider of comprehensive waste management services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout the United States, and in Canada, Puerto Rico and Mexico.

Certain statements contained in this press release include statements that are "forward-looking statements." Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2001 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     o  the outcome of litigation or investigations;

     o possible changes in our estimates of site remediation requirements, final closure and post-closure obligations, compliance and other audits and regulatory developments;

     o the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

     o the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

     o our ability to improve the productivity of acquired operations and use our asset base and strategic position to operate more efficiently;

     o our ability to accurately assess all of the pre-existing liabilities of companies we have acquired and to successfully integrate the operations of acquired companies with our existing operations;

     o possible charges against earnings for certain shut down operations and uncompleted acquisitions or development or expansion projects;

     o the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

     o the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

     o the effect of price fluctuations of recyclable materials processed by the Company;

     o the effect competition in our industry could have on our ability to maintain margins, including uncertainty relating to competition with governmental sources that enjoy competitive advantages from tax-exempt financing and tax revenue subsidies;

     o possible defaults under our credit agreements if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we can not obtain additional capital on acceptable terms if needed;

     o possible diversions of management's attention and increases in operating expenses due to efforts by labor unions to organize our employees;

     o possible increases in operating expenses due to fuel price increases or fuel supply shortages;

     o  the effects of general economic conditions; and

     o our ability to successfully deploy our new enterprise-wide software systems.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 and Part II, Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and in
Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2000.